Exhibit 10.12

                              EMPLOYMENT AGREEMENT


      This AGREEMENT is made as of May 25, 2000, effective October 1, 1999, by and between SCHOLASTIC INC., its affiliates and subsidiaries ("Scholastic" or the "Company") and JEAN FEIWEL ("Feiwel").

                              W I T N E S S E T H:

      WHEREAS, Feiwel is currently employed by Scholastic; and

      WHEREAS, Scholastic wishes to continue the employment of Feiwel as set forth in this Agreement; and

      WHEREAS, Feiwel is willing to serve in the employ of Scholastic upon the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements set forth below, Scholastic and Feiwel agree as follows:

      1. TERM OF AGREEMENT. The term of this Agreement shall be three (3) years in duration, commencing on October 1, 1999, and ending September 30, 2002, unless otherwise terminated in accordance with Section 4 of this Agreement.

      2. EMPLOYMENT. During the term of this Agreement, Scholastic shall employ Feiwel, and Feiwel shall be employed by Scholastic as Senior Vice President, Scholastic Inc., Publisher, Scholastic Children's Book Publishing at Scholastic's offices in New York City. Feiwel will report directly to Barbara Marcus ("Marcus"), Executive Vice President of Scholastic Inc. and President, Scholastic Children's Book Publishing. In the event that Marcus shall cease to function as the individual to whom Feiwel reports, and Feiwel shall not approve, in writing, of the choice of any successor of Marcus to whom she shall have direct reporting responsibilities, Feiwel shall be entitled to terminate her employment in accordance with the provisions of paragraph 4(f), below.

      3. COMPENSATION.

            (a) BASE SALARY. Scholastic shall pay to Feiwel an annual salary of Four Hundred Seventy-Five Thousand Dollars ($475,000) through September 30, 2000, Four Hundred Eighty Five Thousand Dollars ($485,000) as of October 1, 2000 and Five Hundred Thousand Dollars ($500,000) as of October 1, 2001, payable in equal bi-monthly installments in accordance with Scholastic's customary payroll and withholding practices.

            (b) SIGNING BONUS. Scholastic shall pay to Feiwel a signing bonus of Two Hundred Fifty Thousand Dollars ($250,000) upon the execution of this Agreement.

            (c) BONUS OPPORTUNITY. During each year of the term of this Agreement, Feiwel will be eligible for a bonus of 35% of her base salary, in accordance with Scholastic's bonus program in effect for each such period. Feiwel shall receive one- half of such bonus unconditionally on an annual basis. The remaining one-half of such bonus shall be subject to reasonable personal goals set by Richard Robinson, CEO and/or Marcus or, if not Marcus, such President of Scholastic Children's Book Publishing as may have been appointed to replace Marcus, which goals shall be subject to Feiwel's approval, and will be subject only to Feiwel's performance and not to performance of the Book Group or the Company. The bonus shall be payable no later than September 15th of each year during the term of this Agreement.

            (d) STOCK OPTIONS. During fiscal 2000-01, Scholastic will award Feiwel options to purchase 25,000 shares of Scholastic Corporation Common Stock on the date of the regular meeting of the Board of Directors next following the execution of this Agreement, or no later than May 31, 2000. Feiwel shall be entitled to exercise such options pursuant to the "cashless exercise" program provided by Goldman, Sachs & Co. or the equivalent of such program. The options shall become vested one year from the award date. The exercise price of the options shall be the average of the high and low price of the Scholastic Corporation Common Stock on the award date.

            (e) HEALTH INSURANCE. During each year of the term of this Agreement, Scholastic shall provide health insurance coverage to Feiwel in accordance with Scholastic's health insurance program in effect of each such period.

            (f) VACATION. Feiwel shall be entitled to five (5) weeks' vacation during each year of the term of this Agreement. In the event that Feiwel shall not have fully used the allotted vacation time for any year during the term of this Agreement, upon the termination of her employment with Scholastic, Feiwel and Scholastic shall discuss and mutually agree upon the amount of compensation due her with respect to such unused vacation time. Feiwel shall be entitled to be compensated for the time not used in accordance with her base salary for the applicable time period.

            (g) TRAVEL AND ENTERTAINMENT EXPENSES. Feiwel shall be entitled to be reimbursed for all reasonable travel and entertainment expenses according to the same terms and conditions as have been provided throughout Feiwel's employment by Scholastic.

            (h) CAR LEASE. Scholastic shall continue to lease a car for Feiwel throughout the term of this Agreement according to the same terms and conditions as have been provided throughout Feiwel's prior employment by Scholastic.


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      4. TERMINATION OF AGREEMENT. This Agreement shall be terminated under the following circumstances:

            (a) Automatically on the date of Feiwel's death; provided, however, that in the event of Feiwel's death Scholastic shall pay to Feiwel's husband, if he is then living, or to her estate if he has predeceased her, a lump sum payment equivalent to six (6) month's base salary under this Agreement. The foregoing payment shall not in any way affect Feiwel's husband's ongoing entitlements under any Scholastic program in effect with respect to death or retirement benefits.

            (b) Immediately upon written notice by Scholastic of a termination for Disability. For purposes of this Agreement, Disability shall mean Feiwel's failure to regularly perform her material duties and responsibilities hereunder by reason of mental or physical illness or incapacity, as determined by a physician mutually acceptable to Feiwel and Scholastic, for 180 days (whether continuous or not) during any period of 360 consecutive days.

            (c) Upon the expiration of thirty (30) days prior written notice, and opportunity to cure, by Scholastic to Feiwel of termination for Cause. For purposes of this Agreement, Cause shall mean gross negligence or malfeasance in the performance of her duties; a willful and continuing material failure or refusal, after the aforesaid notice and opportunity to cure, to perform substantially all of her duties and responsibilities under this Agreement; any action or conduct which could reasonably be expected by Feiwel to injure materially the reputation, business or business relationships of Scholastic; conviction of Feiwel for commission of a felony or any crime involving moral turpitude, fraud or misrepresentation; or breach of any material obligation under this Agreement. A notice of termination for Cause shall set forth in detail the specific basis, facts and circumstances which provide the basis for the termination for Cause. The date of the termination for Cause shall be the date indicated in the notice of termination for Cause .

            (d) Immediately upon written notice by Scholastic of a termination without Cause, provided, however, that in the event of a termination without Cause Scholastic shall pay severance to Feiwel as set forth at paragraph 5(b) below:

            (e) Within three (3) weeks after written notice by Feiwel of her intent to resign for any reason (other than for Good Reason as provided at paragraph 4(f) below), or for no reason. Under such circumstance, Feiwel shall forfeit all benefits under this Agreement and shall be subject to paragraph 7 of this Agreement.

            (f) Upon the expiration of thirty (30) days prior written notice, and opportunity to cure, by Feiwel to Scholastic of a termination for Good Reason. For purposes of this Agreement, Good Reason shall mean any reduction in or failure to pay Base Salary; a failure by Scholastic to provide participation in employee benefits plans on terms at least as good as generally available to other employees of Scholastic; failure of


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any successor to assume, in writing, the obligations of Scholastic under this
Agreement; the hiring of a new Group Head of Scholastic Children's Book Publishing & Distribution to whom Feiwel would report, without Feiwel's agreement; a material change in Feiwel's job title or responsibilities, without her prior approval; a material change in Scholastic's publishing goals, which results in new goals inconsistent with prior goals and unacceptable to Feiwel. A notice of termination for Good Reason shall set forth in detail the specific basis, facts and circumstances which provide the basis for the termination for Good Reason, and must be given within thirty (30) days of Feiwel's actual knowledge of the triggering event. In the event of a termination for Good Reason Scholastic shall pay severance to Feiwel as set forth at paragraph 5(b) below.

      5. CONSEQUENCES OF TERMINATION.

            (a) Upon the termination of Feiwel's employment in accordance with
Section 4 above, and subject to the provisions set forth at paragraph 5(b) below, Scholastic shall pay and provide Feiwel (or her surviving spouse or estate, if applicable) the following amounts and benefits: any unpaid Base Salary or bonus earned through the date of termination, unpaid accrued vacation and business expenses through the date of termination, and any benefits due under any benefit plan, in accordance with the terms of the plan, for the period prior to termination (collectively the "Accrued Obligations").

            (b) In the event Feiwel is terminated without Cause or Feiwel terminates her employment for Good Reason, Scholastic shall pay and provide in full settlement of all amounts owed Feiwel under this Agreement, in addition to the Accrued Obligations, a lump sum payment equal to 135 percent of Feiwel's annual base salary under this Agreement, as in effect for the year during which such termination occurs, such amount to be paid within 10 days of Feiwel's termination. The payment of the foregoing amounts shall be contingent upon both parties signing a mutual release of all claims arising out of Feiwel's employment with Scholastic or termination thereof, in such form as mutually, reasonably agreed upon by both parties.

            (c) The terms of any termination under Section 4(d), (e) or (f) above shall be kept confidential by the parties and both Scholastic and Feiwel shall mutually agree upon the form, substance and timing of any press release regarding same.

            (d) In the event Feiwel is terminated on account of her Disability, Scholastic shall pay and provide, in addition to the Accrued Obligations, a lump sum payment equal to the annual base salary under this Agreement, as in effect for the year during which such disability occurs, such amount to be paid within 10 days of Feiwel's termination, reduced by any disability benefits or Workers Compensation salary replacement she received from any program sponsored by Scholastic or a governmental entity. Scholastic and its affiliated entities shall have no further obligations to Feiwel under this Agreement.


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      6. CONFIDENTIAL INFORMATION. Feiwel agrees that upon the conclusion of the term of this Agreement, she will not (except on behalf of Scholastic), without the express written consent of Scholastic, retain in any form any customer list or other confidential or proprietary written or otherwise recorded information, trade secrets or innovations of any kind relating to Scholastic's business, clients, plans, proposals or financial condition. Feiwel also will not use for her own benefit or divulge at any time any such customer lists or other confidential or proprietary information to persons other than directors, officers or employees of Scholastic, unless pursuant to good faith use in furtherance of her obligations hereunder or her compliance with lawful legal process requiring her testimony on, or disclosure of such matters. Notwithstanding the foregoing restrictions, Feiwel shall be entitled to retain her own Rolodex and her correspondence, provided, however, that such correspondence shall not contain sales figures or financial information related to Scholastic's business.


      7. NON-COMPETE/NON-SOLICITATION.

            (a) During the term of the Agreement, without regard to any termination hereof, except where Feiwel is terminated without Cause or Feiwel terminates for Good Reason (the "Restriction Period"), Feiwel shall not enter into competition with Scholastic Book Group, provided however, that competition shall not include Feiwel's employment by a non-competitive division or business unit of a company which is in competition with Scholastic Book Group, provided Feiwel is not involved with the division or business unit of such company that is in competition.

            (b) During the Restriction Period, Feiwel shall not directly or indirectly solicit for competitive products or induce any customer of Scholastic Book Group to terminate, or otherwise to cease, reduce, or diminish in any way its relationship with Scholastic Book Group.

            (c) During the Restriction Period, Feiwel shall not recruit, solicit or induce any nonclerical employees of Scholastic Book Group to terminate their employment with, or otherwise cease their relationship with Scholastic Book Group, or hire or assist another person or entity to hire any then-current nonclerical employee of Scholastic Book Group.

            (d) If at the time of enforcement of this Section a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

      8. NOTICES. All notices which a party is required or may desire to give to the other party under this Agreement shall be given in writing and shall be either delivered


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personally or sent by certified or registered mail, return receipt requested, to the addresses below. Notices shall be deemed given when received or two (2) days after mailing, whichever is earlier.

      Richard Robinson                    Jean Feiwel
      President and CEO                   Senior Vice President
      Scholastic Inc.                     Scholastic Inc.
      555 Broadway                        555 Broadway
      New York, NY 10012                  New York, NY 10012

      9. ASSIGNMENT. This Agreement shall not be assigned by Feiwel. This Agreement shall not be assigned by Scholastic, except in connection with a merger or transfer by Scholastic of all or substantially all of its assets.

      10. WAIVER. The waiver of any breach of any term of this Agreement, which waiver must be in writing, shall not be deemed to constitute waiver of any subsequent breach of the previously waived term or of any other term or condition.

      11. SEVERABILITY. Should any provision of this Agreement be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can be lawfully effectuated and enforced and the balance of the Agreement shall remain in full force and effect.

      12. ARBITRATION. Except as provided in Section 7 above, any dispute or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration in New York City before a 3-judge panel of the American Arbitration Association under its then-pertaining rules, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be final, conclusive and binding on the parties.

      13. ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW. This Agreement shall supersede any and all existing agreements, understandings and arrangements between Feiwel and Scholastic relating to the terms of her employment. This Agreement may not be amended except by a written agreement signed by both parties. This


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Agreement shall be governed by and construed in accordance with the laws of the
State of New York without reference to rules relating to conflicts of laws.


/s/                                       SCHOLASTIC INC.
------------------------------
JEAN FEIWEL
                                          By: /s/
                                             --------------------------------
Dated: May 25, 2000                       Richard Robinson
                                          President and CEO

                                          Dated: May 25, 2000


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